U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16 (a) of the Securities Exchange
                Act of 1934, Section 17 (a) of the Public Utility
                         Holding Company Act of 1935 or
              Section 30 (f) of the Investment Company Act of 1940


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1.  Name and Address of Reporting Person

       Bernstein                      Hagit
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         (Last)                     (First)                   (Middle)

       16133 Ventura Blvd.    Suite 635
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          Encino                     CA                        91436
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          (City)                    (State)                   (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

          3/20 /00
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Issuer Name or Ticker or Trading Symbol

    Solar Enterprises, Inc.
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5.  Relationship of Reporting Person to Issuer  (Check all applicable)

         [X]      Director                           [X]   10% Owner
         [X]      Officer (give title below)         [ ]   Other (specify below)

                  President and Secretary
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6.  If Amendment, Date of Original (Month/Year)

                                  N/A
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7.  Individual or Joint/Group Filing  (Check Applicable Line)

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    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                           3. Ownership Form
                            2.  Amount of Securities           Direct (D) or
1.  Title of Security            Beneficially Owned            Indirect (I)
        (Instr. 4)                   (Instr. 4)                 (Instr. 5)
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       Common Stock                   320,000                        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                      3.  Title and Amount of
                                                                Securities
                                                          Underlying Derivative
                                                                 Security
                            2.  Date Exercisable                (Instr. 4)
                                 and Expiration Date  --------------------------
                                 (Month/Day/Year)
                                                            Amount
                            -------------------------       or
                            Date     Expira-                Number
1.  Title of Derivative     Exer-    tion                   of
      Security (Instr. 4)   cisable  Date      Title        Shares


Explanation of Responses:

 By:                                                        March 29, 2000
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         **Hagit Bernstein                                         Date
         (**Signature of Reporting Person)

         Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 19 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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